Exhibit 5.1

D: +1 212 225 2704

abrenneman@cgsh.com

August 10, 2021

dMY Technology Group Inc. III

1180 North Town Center Drive, suite 100

Las Vegas, Nevada 89144

Ladies and Gentlemen:

We have acted as counsel to dMY Technology Group, Inc. III, a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-4 (File No. 333-254840) (such registration statement, as amended, the “Registration Statement”), relating to, among other things, (i) the merger of Ion Trap Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), with and into IonQ, Inc., a Delaware corporation (“IonQ”), with IonQ surviving the Merger as a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), pursuant to the terms of the Agreement and Plan of Merger, dated as of March 7, 2021, by and among the Company, IonQ, and Merger Sub (the “Merger Agreement”). In this opinion, we refer to the Company following the effectiveness of the Business Combination as the “Combined Company.”

In connection with the Business Combination, the Company will file with the Secretary of State of the State of Delaware (the “Secretary of State”) the Combined Company Certificate of Incorporation (as defined below) and the Certificate of Merger. Immediately prior to the effectiveness of the Business Combination, each Series A, Series B and Series B-1 preferred stock of IonQ, each with par value $0.0001 per share (the “IonQ Series A Preferred Stock,” “IonQ Series B Preferred Stock” and “IonQ Series B-1 Preferred Stock,” respectively, together, the “IonQ Preferred Stock”) will become shares of common stock of IonQ, par value $0.0001 per share (the “IonQ Common Stock”). Upon effectiveness of the Business Combination, among other things, (i) each share of Class B common stock of the Company, par value $0.0001 per share (the “Company Class B Common Stock”) will become shares of Class A

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

dMY Technology Group Inc. III, p. 2

common stock of the Company, par value $0.0001 per share (the “Company Class A Common Stock”), (ii) each share of IonQ Common Stock issued and outstanding immediately prior to the effectiveness of the Business Combination, shall be cancelled and converted into the right to receive the number of shares of Class A Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement) (the “Merger Shares”), (iii) each Series B-1 Preferred Stock Warrant (the “IonQ Warrants”) issued and outstanding shall cease to represent a conditional right to purchase a number of IonQ Series B-1 Preferred Stock and shall be converted into a conditional right to purchase a number of shares of Company Class A Stock (the “Company Warrants”) and (iv) each option to purchase IonQ Common Stock issued and outstanding under the 2015 Equity Inventive Plan (as defined in the Merger Agreement) shall be assumed by the Company and converted into an option to purchase Company Class A Common Stock (the “Company Options”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	a copy of the Merger Agreement, filed as Exhibit 2.1 to the Registration Statement;

(c)	a form of the Combined Company’s bylaws to be adopted following the Business Combination;

(d)

a form of the certificate of incorporation of the Combined Company to be adopted upon the closing of the Business Combination and filed with the Secretary of State (the “Combined Company Certificate of Incorporation”), filed as Exhibit 3.4 to the Registration Statement;

(e)	a form of the certificate of merger effecting the Business Combination to be filed with the Secretary of State (the “Merger Certificate”); and

(f)	a copy of the warrant agreement, dated November 12, 2020, by and between the Company and Continental Stock Transfer & Trust Company (“CST”), as warrant agent (the “Warrant Agreement”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Registration Statement has become effective under the Securities Act and the Merger Shares

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have been issued in accordance with the terms and conditions of the Merger Agreement and the Merger Certificate, the Merger Shares will be validly issued by the Company, fully paid and nonassessable.

In rendering the opinion expressed above, we have further assumed that prior to the issuance of the Merger Shares in connection with the Business Combination: (i) the Business Combination contemplated by the Merger Agreement will have been consummated in accordance with the terms thereof; (ii) the Merger Certificate and the Combined Company Certificate of Incorporation will be duly filed with the Secretary of State; and (iii) the Merger Shares will have been registered by the transfer agent and registrar for the shares of the Company Class A Common Stock.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the securities, and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Sincerely,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Adam J. Brenneman
Adam J. Brenneman, a Partner